CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated September 25, 2013 on the financial statements of the Grand Prix Investors Fund (the "Fund"), a series of the Grand Prix Investors Trust (the “Trust”) as of July 31, 2013 and for the periods indicated therein and to all references to our firm included in or made a part of this Post-Effective Amendment No. 6 under the Securities Act of 1933 and the Post-Effective Amendment No.  7 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A (File Nos. 333-168095 and 811-22439),  including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

December 30, 2013